Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2010 FIRST-QUARTER RESULTS

Revenues Grow 23 Percent from Prior-Year Period; Company Returns to Profitability

ARDEN HILLS, Minn. — May 11, 2010 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of body-worn medical devices, today announced financial results for its 2010 first quarter ended March 31, 2010.

For the first quarter, the company reported net sales of $14.6 million, an increase of 23 percent from net sales of $11.8 million for the prior-year period. 2010 first-quarter net income was $18,000, or $0.00 per diluted share, versus a net loss of $989,000, or $0.19 per diluted share, for the prior-year period.

IntriCon reported 2010 first-quarter income from continuing operations—which consists of the company’s core body-worn device business (medical, hearing health and professional audio communications)—of $178,000, or $0.03 per diluted share. First-quarter results from discontinued operations include a net loss of $160,000, or $0.03 per diluted share.

In December 2009, IntriCon approved and later announced plans to divest its non-core electronics business, Anaheim, Calif.-based RTI Electronics, Inc. As a result, RTI Electronics’ results are now classified as discontinued operations. The divestiture is expected to be completed by mid-2010.

“In what is typically a weak quarter due to seasonality, IntriCon not only delivered significant year-over-year growth, we also grew revenue sequentially from the 2009 fourth quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “With 20-plus percent increases over the prior-year first quarter coming from all three of our core businesses, this is a positive start to 2010. Economic uncertainty remains, but we’re cautiously optimistic as we see customers beginning to re-engage.

“For the third straight quarter, our medical business delivered record revenues, growing 23 percent from the prior-year period. Driving medical gains were continued sales of wireless glucose monitors and the addition of sales from our proprietary cardiac monitoring devices. Hearing health revenues rose 22 percent from the first quarter of last year and professional audio communications grew 25 percent. These increases were due primarily to higher demand from our existing customers.”

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IntriCon Corporation 2010 First-Quarter Results

May 11, 2010

Gorder indicated the company is encouraged by the rebound in both hearing health and professional audio communications. IntriCon expects these businesses to continue to post modest organic growth as the economic environment slowly improves. In addition, the company recently launched various new products, including the Scenic™ and Overtus™ DSP amplifiers—these are anticipated to have a positive impact in late 2010.

Gross profits in the 2010 first quarter were 25.3 percent, compared to 18.4 percent in the prior-year period. The primary drivers of the increase were higher sales volumes and the impact of various gross profit improvement initiatives. IntriCon continues to implement gross profit improvement initiatives, including production transfers to lower-cost manufacturing facilities and the rollout of lean manufacturing programs.

Business Update

In hearing health, IntriCon recently unveiled its new Scenic DSP amplifier and Overtus DSP amplifier at AudiologyNOW!, the annual convention of the American Academy of Audiology held in San Diego. The Scenic DSP amplifier is a high-performance hearing aid amplifier with advanced acoustic analysis capabilities, including impulsive noise suppression and wind noise suppression, steady-state noise reduction and improved adaptive feedback cancellation. The Overtus DSP amplifier is designed to optimize open in-the-canal (ITC) type fittings. The amplifier algorithm contains two patented features—an advanced adaptive feedback canceller optimized for open ITC fittings and an acoustic switch eliminating the need for a mechanical switch and allowing for further miniaturization.

According to Gorder, “AudiologyNOW! gave hearing aid manufacturers an opportunity to experience firsthand how the latest in DSP technology can help people suffering from hearing loss. Scenic is the direct result of IntriCon’s sustained focus on research and development, and offers end users superior hearing clarity.”

Gorder said that the company also premiered its new physioLink™ technology at AudiologyNOW!. PhysioLink™ consists of a 2.4GHz radio, communications protocol processing and miniature antenna, packaged into a compact module suitable for ear-worn and body-worn applications of audio and data streaming over distances of up to five meters. “We demonstrated this technology for the first time at the convention. Our intended uses for physioLink include hearing aids, professional audio products, situational listening devices, cardiac diagnostic monitors and other biotelemetry devices—this technology really spans all of our core businesses.”

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IntriCon Corporation 2010 First-Quarter Results

May 11, 2010

Situational listening devices, also known as SLDs, are intended to aid hearing-impaired people in noisy environments and, among other things, help them listen to television and music by direct wireless connection. These devices are designed to supplement conventional hearing aids that don’t handle noisy situations well. IntriCon expects to launch a line of SLDs, including a companion microphone and television adaptor, in late 2010.

On the medical front, the company continues to make progress with its new Cardiac Diagnostic Monitoring (CDM) device. A prototype model was formerly called the Mobile Patient ECG Telemetry System, or MPETS. However, IntriCon has renamed the system Centauri. Centauri is a next-generation wireless outpatient monitoring device that uses a proven automatic arrhythmia detection algorithm.

According to Gorder, a primary focus remains bringing Centauri to market. IntriCon is beginning to work with the FDA to secure necessary approvals for the device and anticipates it will be available for sale in late 2010.

Concluded Gorder, “We are pleased with first-quarter performance, but realize that we have more work in front of us. More than ever, we are focusing our resources and capital on our core strengths, while continuing to prudently invest in new initiatives that we believe will fuel long-term growth. This strategy centers on the idea of enhancing the mobility and effectiveness of miniature, body-worn devices—and creating entirely new technology-driven products.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, May 11, 2010, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review first-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-2928 (international 1-480-629-9725) and provide the conference identification number 4291984 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Tuesday, May 18, 2010. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4291984.

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IntriCon Corporation 2010 First-Quarter Results

May 11, 2010

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn medical products. The company is focused on three key markets: medical, hearing health, and professional audio and communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products, planned disposition of RTI Electronics and expected charges,  strategic alliances, future growth and expansion, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri product and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan/Marian Briggs 612-455-1700 msullivan@psbpr.com / mbriggs@psbpr.com

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IntriCon Corporation 2010 First-Quarter Results

May 11, 2010

IntriCon Corporation

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended
	March 31, 2010	March 31, 2009

Sales, net	$14,553,464	$11,843,962
Cost of sales	10,877,590	9,667,777
Gross profit	3,675,874	2,176,185

Operating expenses:
Selling expense	786,824	619,035
General and administrative expense (a)	1,443,956	1,378,217
Research and development expense	1,119,093	880,530
Total operating expenses	3,349,873	2,877,782
Operating income (loss)	326,001	(701,597)

Interest expense	(169,718)	(124,914)
Equity in loss of partnerships	(11,900)	(86,948)
Other income, net	44,582	56,755
Income (loss) from continuing operations before income taxes and discontinued operations	188,965	(856,704)
Income tax expense (benefit)	10,691	(49,528)

Income (loss) before discontinued operations	178,274	(807,176)
Loss from discontinued operations, net of income taxes	(159,978)	(182,114)
Net income (loss)	$18,296	$(989,290)

Basic and diluted income (loss) per share:
Continuing operations	$0.03	$(0.15)
Discontinued operations	$(0.03)	$(0.04)
Net income (loss)	$0.00	$(0.19)
Average shares outstanding:
Basic and diluted	5,470,858	5,343,033

(a)  General and administrative expense includes $119,000 and $137,000 of non-cash stock option expense for the three months ended March 31, 2010 and 2009, respectively.

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IntriCon Corporation 2010 First-Quarter Results

May 11, 2010

IntriCon Corporation

Consolidated Condensed Balance Sheets

Assets	March 31, 2010 (Unaudited)	December 31, 2009

Current assets:

Cash	$491,486	$385,055

Restricted cash	321,745	405,745

Accounts receivable, less allowance for doubtful accounts of $226,000 at March 31, 2010 and December 31, 2009	7,570,179	7,083,694

Inventories	8,297,085	8,220,996

Refundable income tax	—	63,676

Other current assets	598,101	815,742

Current assets of discontinued operations	1,242,312	1,139,813

Total current assets	18,520,908	18,114,721

Machinery and equipment	35,933,986	35,516,164
Less: Accumulated depreciation	29,205,782	28,725,359
Net machinery and equipment	6,728,204	6,790,805

Goodwill	9,708,979	9,716,841

Investment in partnerships	1,225,278	1,237,178

Other assets of discontinued operations	124,245	141,877

Other assets, net	1,438,348	1,361,355

Total assets	$37,745,962	$37,362,777

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IntriCon Corporation 2010 First-Quarter Results

May 11, 2010

IntriCon Corporation

Consolidated Condensed Balance Sheets

Liabilities and Shareholders’ Equity	March 31, 2010 (Unaudited)	December 31, 2009
Current liabilities:
Checks written in excess of cash	$249,461	$101,416
Current maturities of long-term debt	1,714,802	1,708,839
Accounts payable	3,878,749	3,637,329
Income taxes payable	19,628	--
Deferred gain	110,084	110,084
Partnership payable	260,000	260,000
Liabilities of discontinued operations	1,034,169	926,409
Other accrued liabilities	3,291,447	2,866,584

Total current liabilities	10,558,340	9,610,661

Long term debt, less current maturities	7,109,030	7,729,797
Other postretirement benefit obligations	738,465	756,000
Long term partnership payable	500,000	500,000
Deferred income taxes	122,753	128,753
Accrued pension liabilities	503,893	543,194
Deferred gain	577,942	605,463

Total liabilities	20,110,423	19,873,868

Shareholders’ equity:

Common shares, $1.00 par value per share; 20,000,000 shares authorized; 5,990,412 and 5,985,862 shares issued; 5,474,658 and 5,470,108 shares outstanding at March 31, 2010 and December 31, 2009, respectively.	5,990,412	5,985,862
Additional paid-in capital	15,118,128	14,986,840
Retained deficit	(1,986,891)	(2,005,187)
Accumulated other comprehensive loss	(221,032)	(213,528)
Less: 515,754 common shares held in treasury, at cost	(1,265,078)	(1,265,078)

Total shareholders’ equity	17,635,539	17,488,909

Total liabilities and shareholders’ equity	$37,745,962	$37,362,777

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